EXHIBIT 99.1
                                                                    ------------

(COMPANY LOGO)


COMPANY CONTACT:                         INVESTOR CONTACTS:
----------------                         ------------------
VIVUS, Inc.                              Lippert/Heilshorn & Associates, Inc.

Richard Walliser                         Bruce Voss (bvoss@lhai.com)
(650) 934-5200                           (310) 691-7100
ir@vivus.com                             Jody Cain (jcain@ihai.com)
                                         www.lhai.com
Media Contact
-------------
IRG

Janet Vasquez
(theproteam@aol.com)
(212) 825-3512


FOR IMMEDIATE RELEASE
---------------------

      VIVUS REPORTS DATA FROM PREMATURE EJACULATION PROOF-OF-CONCEPT TRIAL

MOUNTAIN VIEW, Calif. (June 30, 2003)-VIVUS, Inc. (Nasdaq NM: VVUS), a pharmaceutical company developing innovative products to improve quality of life, today announced that data from its proof-of-concept trial to evaluate the effects of phosphodiesterase type 5 (PDE 5) inhibitors in men with premature ejaculation (PE) did not demonstrate an increase in the time to ejaculation. The trial evaluated the Company's VI-0162 (TA-1790); Viagra(R) (sildenafil), manufactured by Pfizer (NYSE:PFE); as well as placebo. Previous studies had suggested that inhibition of PDE5 was associated with increased time to ejaculation in men with PE.

"While in this study PDE5 inhibitors did not demonstrate a significant improvement in ejaculatory latency, we have previously shown in a well controlled clinical trial that VIVUS' VI-0134, an oral, on-demand psychotropic compound, was able to significantly increase the ejaculatory latency period in men with PE," commented Dr. John Dietrich, Vice President of Research and Development at VIVUS. "TA-1790 has been shown to have important advantages over other PDE5 inhibitors for the treatment of erectile dysfunction (ED) and, therefore, our development plans with this product in ED remain unchanged and on schedule."

Additional analysis of the VI-0162 study and plans to bring forward a product for PE will be discussed during the Company's quarterly conference call scheduled for July 16, 2003.

VIVUS, Inc. is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality-of-life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). VIVUS developed and markets in the U.S. MUSE(R) (alprostadil) and ACTIS(R), two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm: MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE. For more information, please visit the Company's Web site at: www.vivus.com.


This news release contains forward-looking statements about the potential commercialization of products in treating male sexual dysfunction and reflects management's current beliefs. However, as with any pharmaceutical under development, there are significant risks in development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this news release will be successful or that any product will receive regulatory approval for any indication. Further, even if the Company were to receive regulatory approval for a product, there could be no assurance that such a product would prove to be commercially successful. Please see the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's Form 10-K and Forms 10-Q, which identify these and other risks and uncertainties that may cause actual results or events to differ materially from those described in this news release.